Exhibit 10.46

409A AMENDMENT TO EMPLOYMENT AGREEMENT

This 409A AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into as of December 30, 2008, by and between Sealy Corporation, a Delaware Corporation (the “Company”) and the individual employee or former employee executing this Amendment as indicated on the last page hereof (the “Employee”).

WHEREAS, the Company and the Employee are Parties to an employment agreement (the employment agreement, with any previous amendments and any related separation agreement(s), collectively the “Agreement”); and

WHEREAS, Congress amended the Internal Revenue Code of 1986, as amended (the “Code”) to enact a new Section 409A of the Code (such Section, with the Regulations and other official guidance issued thereunder, collectively “Section 409A”); and

WHEREAS, Section 409A regulates “nonqualified deferred compensation” plans and arrangements as very broadly defined (payments and benefits which are so defined as nonqualified deferred compensation are referred to herein as “NQDC”); and

WHEREAS, Section 409A provides for a penalty on an employee covered by such NQDC for violation of Section 409A in the amount of a twenty percent (20%) additional tax on such NQDC, plus applicable interest; and

WHEREAS, the Company is proposing to amend the Employee’s Agreement to assist the Employee in avoiding such tax and interest and to make other desirable changes; and

WHEREAS, the Company and the Employee now wish to amend the Agreement to comply with the requirements of Section 409A; and

WHEREAS, the Agreement permits the Parties to amend the Agreement by a writing signed by each Party.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree to amend the Agreement as set forth herein, effective January 1, 2009, except as otherwise provided herein.

1.                                       Terminology.  This Amendment shall amend the terminology of the Agreement as provided herein.  Initially capitalized words and terms used in this Amendment and not otherwise defined in this Amendment shall have the meanings ascribed to them in the Agreement unless the context otherwise clearly indicates.

2.                                       Intent.  The intent of the Parties is that payments and benefits under the Agreement as amended by this Amendment (the “Amended Agreement”) comply with Section 409A and, accordingly, to the maximum extent permitted, the Amended Agreement shall be interpreted to be in compliance therewith.  To the extent that any provision of the Agreement is modified in order to comply with Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Employee and the Company of the applicable provision without violating the provisions of Section 409A.  While the Company is providing this Amendment to assist the Employee in complying with Section 409A, in no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Employee by Section 409A or damages for failing to comply with Section 409A.

3.                                     Separation from Service.  The Agreement is hereby amended by providing that a termination of employment shall not be deemed to have occurred for purposes of any provision of the Amended Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “Separation from Service” within the meaning of Section 409A as described in Section 15 of this Amendment, and, for purposes of any such provision of the Agreement, references to a “termination,” “termination of employment” or like terms shall mean “Separation from Service.”   The intent of this change is to comply with the provisions of Section 409A which forbid the payment of NQDC except on certain payment events, one of which is a Separation from Service as defined, but subject to certain employer elections.  In addition, certain favorable rules apply to payments and benefits conditioned on a Separation from Service.  The Company’s elections with respect to the definition of “Separation from Service” are reflected in Section 15 of this Amendment.

4.                                     Good Reason.  The Agreement is hereby amended by deleting the Section of the Agreement defining “Good Reason” (and containing certain procedural rules) in its entirety and the substitution in lieu thereof of the definition (and procedural rules) set forth in Section 15 of this Amendment.  The intent of this change is to comply with the provisions of Section 409A which treat payment of what might otherwise be deemed NQDC as other than NQDC and thus not subject to certain restrictions (including the “Delay Period” as described below) if it is paid due to an involuntary Separation from Service and then treats Separation from Service for a “Good Reason” as an involuntary Separation from Service (subject to restrictions on the definition of “Good Reason”).

5.                                     Specified Employee.  Notwithstanding any other payment schedule provided in the Amended Agreement to the contrary, if the Employee is deemed as of the date of Separation from Service to be a “Specified Employee” within the meaning of that term under Section 409A and the Company’s specified employee policy, then each of the following shall apply:

(a)                                  With regard to any payment that is considered NQDC payable on account of a Separation from Service, such payment shall be made on the date which is the earlier of (i) the first business day following the expiration of the six (6) month period measured from the date of such Separation from Service of the Employee, and (ii) the thirtieth (30th) day following the date of the Employee’s death (the “Delay Period”) to the extent required under Section 409A.  Upon the expiration of the Delay Period, all payments delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to the Employee (or his personal representative in the event of his death) in a lump sum, and all remaining payments due under the Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein; and

(b)                                 To the extent that benefits to be provided during the Delay Period are considered NQDC provided on account of a Separation from Service, and such benefits are not otherwise exempt from Section 409A, the Employee shall pay the cost of such benefits during the Delay Period, and the Company shall reimburse the Employee, to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to the Employee, the Company’s share of the cost of such benefits upon expiration of the Delay Period, and any remaining benefits shall be reimbursed or provided by the Company in accordance with the procedures specified in the Amended Agreement.

6.                                     Benefits and Reimbursements.   To the extent that reimbursements of expenses or in-kind benefits to be provided following the Employee’s Separation from Service are not excluded from the definition of NQDC pursuant to Section 409A (and particularly including Treas. Reg. 1.409A-1(b)(9)(v)) and from the application of Treas. Reg. 1.409A-3(i)(1), then such reimbursements of expenses and in-kind benefits shall be subject to the following rules:  (i) all reimbursements of eligible expenses under the Amended Agreement shall be made on or before the last day of the Employee’s taxable year following the taxable year in which such expenses were incurred by the Employee, (ii) no right to reimbursement or in-kind benefit shall be subject to liquidation or exchange for another benefit; (iii) the amount of expenses eligible for reimbursement, or in-kind benefits provided during an Employee’s taxable year shall not in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year (other than Section 409A permitted limits on medical benefits); (iv) reimbursement of expenses and in-kind benefits will be provided for the time period  specified in the Amended Agreement; and (v) subject to the foregoing provisions of this Section 6, reimbursement of expenses and in-kind benefits will be provided as for active employees.

7.                                     Separate Payments.  For purposes of Section 409A, the Employee’s right to receive any installment severance payments due to a Separation from Service pursuant to the Amended Agreement shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under the Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

8.                                     Offsets.  Notwithstanding any other provision of the Amended Agreement to the contrary, in no event shall any payment under the Amended Agreement that constitutes NQDC be subject to offset by any other amount unless otherwise permitted by Section 409A.

9.                                     Payment Schedule.  Unless the Amended Agreement provides a specified and objectively determinable payment schedule to the contrary, as in Section 14 of this Amendment (with respect to bonus and bonus related installments) to the extent that any payment of base salary or other compensation is to be paid for a specified continuing period of time beyond the date of the Employee’s Separation from Service in accordance with the Company’s payroll practices (or other similar term), the installment payments of such base salary or other compensation shall be made upon such schedule as in effect upon the date of termination, but no less frequently than monthly.

10.                               Executive Severance Benefit Plan.  The Agreement gives the Employee an election between the cash severance payments under the Company’s Executive Severance Benefit Plan and the cash severance provisions of the Agreement.  Because choices between severance payment schedules violate Section 409A, notwithstanding any contrary provision of the Agreement or the Executive Severance Benefit Plan, the Employee shall not have the option of electing a cash payment under the Executive Severance Benefit Plan and will cease to participate in such plan effective December 31, 2008 if he has not already ceased participation prior to that date.

11.                               Alternate Satisfaction of Company’s Obligations.  The Agreement provides that the Company may in some cases (and must in others) provide an economically equivalent benefit if a promised one cannot be provided at all or on the promised basis.  Because such a provision might require substitution of one payment or benefit for another on a basis prohibited by Section 409A, the Parties agree that if the Company cannot provide a promised benefit or an “Alternative Benefit” in compliance with Section 409A, the Parties are left to their legal remedies.  It may be noted that 409A provides that certain legal settlements are permissible.

12.                               Acceleration for Taxes.  While Section 409A generally prohibits the acceleration of NQDC payments, it permits acceleration in certain circumstances to pay taxes where taxes are levied before the NQDC payment otherwise would be made.  The Company agrees that it will accelerate payments for taxes to the extent permitted by Section 409A where provision for such payment is not otherwise made.

13.                               Elimination of Benefit.  If the Employee’s Agreement provides for an immediate lump sum severance payment and one or more installment alternatives, the Parties agree that the installment alternatives are not available.  While it is anticipated that any such lump sum payment would be a “short term deferral” for purposes of Section 409A (and not NQDC subject to the Delay Period), for the avoidance of doubt, such a lump sum amount shall be bifurcated into two payments as follows:

(a)                                  one payment will be in the amount permitted as an involuntary (including for Good Reason) severance payment not considered NQDC (i.e. basically twice the lesser of (i) annual compensation or (ii) the amount which may be treated as compensation by tax qualified retirement plans, reduced by other amounts considered as such severance pay and not otherwise excluded from NQDC); and

(b)                                 the other payment will be the excess of the total amount over the amount described in (a), if any such excess exists;

with both payments to be made at the same time unless the amount described in (b) is determined to be subject to the Delay Period and therefore payable in accordance with Section 5 of this Amendment.

14.                               Bonus Installment Payments.   If the Employee’s Agreement provides for one or more payments related to his bonus opportunity, other than a bonus incorporated into the lump sum severance payment referred to in Section 13 of this Amendment, this Section 14 shall apply to such payments as follows:

(a)                                  Calculated Bonus.  If the Agreement provides for a bonus calculated as provided under the Bonus Plan and payable due to his Separation from Service but to which the Employee otherwise would not be entitled for the fiscal year of his Separation from Service (for example, a pro rata bonus calculated based on the portion of such fiscal year during which he was employed), such amount shall be paid as an installment on the first February 25 following the close of the calendar year in which his Separation from Service occurs; and

(b)                                 Target Bonus.  If the Agreement provides for the payment of one or more bonus amounts calculated at target under the Bonus Plan, such amounts shall be paid in installments as follows:

(i)                                   an installment calculated with respect to the remaining portion of the fiscal year in which the Separation from Service occurs (for example, a pro rata target bonus calculated based on the portion of such fiscal year following such Separation from Service) shall be paid on February 25 of the following calendar  year;

(ii)                                an installment calculated with respect to any subsequent fiscal year shall be paid on February 25 of the calendar year next following the calendar year in which such fiscal year ends; but

(iii)                             any installment described in Subsection 14(b)(i) or (ii) which would be paid later than the last installment of the Employee’s salary continuation will be paid simultaneously with that last installment payment of salary continuation.

15.                               Certain Definitions and Rules.  The following definitions and rules apply for purposes of the Amended Agreement:

(a)                                  For purposes of the Amended Agreement, “Separation from Service” means a “separation from service” as defined for purposes of Section 409A for purposes of determining when a distribution may be made under the terms of a nonqualified deferred compensation plan or arrangement.  In general, a Separation from Service for purposes of the Amended Agreement occurs when there is a good faith severance of the employment relationship between the Company and its Affiliates and the Employee due to the Employee’s death, retirement or other “termination of employment” (as that term is defined for purposes of identifying a Separation from Service for purposes of Section 409A).  Specifically, the following shall apply:

(i)                                   The Employee will not be deemed to have a Separation from Service while on military leave, sick leave, or other bona fide (i.e., where there is a reasonable expectation that the Employee will return) leave of absence if the period of such leave does not exceed six (6) months, or, if longer, so long as the Employee retains a right to reemployment with the Company or an Affiliate by law or contract.  If the leave exceeds six (6) months and the Employee does not retain such a reemployment right, the Separation from

Service occurs on the first day following such six (6) months.  However, where the leave is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, where such impairment causes the employee to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, twenty-nine (29) months will be substituted for six (6) months for purposes of this Subsection 15(a)(i);

(ii)                                The Employee will not be considered to have a Separation from Service merely due to transfer between employee and independent contractor status (including status as a director of the Company);

(iii)                             Whether a “termination of employment,” as defined for purposes of the definition of Separation from Service under Section 409A, has occurred is determined based on whether the facts and circumstances indicate that the Company or Affiliate and the Employee reasonably anticipated that:

(A)                            no further services would be performed after a certain date; or

(B)                              that the level of bona fide services the Employee would perform after such date (whether as an employee or independent contractor, including as a director) would permanently decrease to less than fifty percent (50%) of the average level of bona fide services provided in the immediately preceding thirty-six (36) months.

For purposes of determining whether a Separation from Service has occurred, the word “Affiliate” shall mean any corporation which would be defined as a member of a controlled group of corporations which includes the Company or any business organization which would be defined as a trade or business (whether or not incorporated) which is under “common control” with the Company within the meaning of Sections 414(b) and (c) of the Code but, in each case, only during the periods any such corporation or business organization would be so defined.

(b)                               For purposes of the Amended Agreement, “Good Reason” means, and related procedural rules are:

(i)                                   any material reduction in either the annual base salary of the Employee or the Target Annual Bonus Percentage or maximum annual bonus percentage applicable to the Employee under the Bonus Plan,

(ii)                                any material reduction in the position, authority or office of the Employee,

(iii)                             any material reduction in the Employee’s responsibilities or duties for the Company,

(iv)                            any material adverse change or reduction in the aggregate “Minimum Benefits,” as hereinafter defined, provided to the Employee as of the date of the Agreement (provided that any material reduction in such aggregate Minimum Benefits that is required by law or applies generally to all Employees of the Company shall not constitute “Good Reason” as defined hereunder),

(v)                               any relocation of the Employee’s principal place of work with the Company to a place which reasonably would necessitate the Employee’s relocation of his principal residence,

(vi)                            the material breach or material default by the Company of any of its agreements or obligations under any provision of the Agreement, or

(vii)                         failure of the purchaser, in connection with a sale or transfer of all or substantially all of the assets of the Company, to assume the Agreement in accordance with the provisions of the Agreement.

As used in this Subsection 15(b), an “adverse change or material reduction” in the aggregate Minimum Benefits shall be deemed to result from any reduction or any series of reductions which, in the aggregate, exceeds five percent (5%) (or such other minimum required percentage reduction in excess of five percent (5%) which is deemed to be material under Section 409A of the value of such aggregate Minimum Benefits determined as of the date of the Agreement.  As used in this Subsection 15(b), Minimum Benefits are life insurance, accidental death, long term disability, short term disability, medical, dental, and vision benefits and the Company’s expense reimbursement policy.

The Employee, within ninety (90) days following the existence of a condition which constitutes a Good Reason, shall give written notice to the Company of such Good Reason describing such Good Reason in detail and giving the Company thirty (30) days to cure the condition.  The Company may indicate in writing that it acknowledges that the condition constitutes a Good Reason and that it is waiving its right to cure the condition.  Such a waiver closes the cure period upon receipt by the Employee.  Unless otherwise required by Section 409A of the Code, a Good Reason condition will not be considered to come into existence until the later of the actual existence of the condition or the date the Employee knew or should have known of the existence of the condition.  If the Company does not waive the right to cure the condition and does in fact cure the condition within thirty (30) days following receipt of such notice, then such condition shall no longer provide a basis for the Employee’s

Separation from Service to be deemed for Good Reason.  If the Company does not cure the condition causing such Good Reason within the cure period, the Employee must resign within thirty (30) days following the close of such cure period (as such close may be accelerated by the Company’s waiver) in order for such resignation to be deemed to be for such Good Reason.  If the Employee does not give the written notice of Good Reason described above to the Company within ninety (90) days following the existence of a condition which constitutes a Good Reason, then such Good Reason shall no longer provide a basis for the Employee’s Separation from Service with the Company for Good Reason.

16.                                 Continued Effect.  Except as specifically modified herein, the Agreement shall remain in full force and effect in accordance with all of its terms and conditions.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment to the Agreement as of the date first written above.

SEALY CORPORATION

By:

Name:

Title:

EMPLOYEE